Exhibit 10.6

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AGREEMENT, dated as of November 6, 2018, is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and Robert Henderson (the “Executive”).
RECITALS:
WHEREAS, the Executive is a party to an Employment Agreement with the Company dated as of January 25, 2018 (the “Prior Employment Agreement”); and
WHEREAS, the parties would like to continue the Executive’s employment on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
1. Certain Definitions.
(a) “Annual Base Salary” shall mean $750,000 in calendar year 2019 and such amounts as the Compensation Committee may thereafter determine (but such amounts may only be increased and not decreased).
(b) “Board” shall mean the Board of Directors of the Company.
(c) “Cause” shall mean either of the following: (i) the repeated failure by the Executive, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), or (ii) any willful misconduct by the Executive that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries.
(d) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as may be amended from time to time.
(e) “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a Section of the Code includes all rulings, regulations, notices, announcements, decisions, orders and other pronouncements that are issued by the United States Department of the Treasury, the Internal Revenue Service, or any court of competent jurisdiction that are lawful and pertinent to the interpretation, application or effectiveness of such Section.
(f) “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.
(g) “Company” shall have the meaning set forth in the preamble hereto.
(h) “Compensation Committee” shall mean the Compensation Committee of the Board whose members shall be appointed by the Board from time to time.
(i) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his death, the date of his death, and (ii) if the Executive’s employment is terminated pursuant to Sections 5(a)(ii) - (vi), the date specified in the Notice of Termination.
(j) “Disability” shall mean the Executive’s absence from employment with the Company due to: (i) his inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) such medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and for which the Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

Exhibit 10.6

(k) “Effective Date” shall mean the date hereof.

(l) “Equity Compensation Agreements” shall mean any written agreements between the Company and the Executive pursuant to which the Executive holds or is granted options to purchase Common Stock, including, without limitation, agreements evidencing options granted under any option plan adopted or maintained by the Company for employees generally, and any management deferred compensation or similar plans of the Company.
(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(n) “Executive” shall have the meaning set forth in the preamble hereto.
(o) “Good Reason” shall mean the occurrence of any of the following: (i) a material diminution in the Executive’s title, duties or responsibilities, without his prior written consent, or (ii) a reduction of the Executive’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent, (iii) the Company requires the Executive, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Pasadena, California, or (iv) any material breach of this Agreement by the Company.
(p) “Monthly COBRA Coverage Continuation Rate” shall have the meaning set forth in Section 6(a).
(q) “Notice of Termination” shall have the meaning set forth in Section 5(b).
(r) “Payment Period” shall have the meaning set forth in Section 6(b)(i).
(s) “Prior Employment Agreement” shall have the meaning set forth in the Recitals.
(t) “Specified Employee” shall have the meaning set forth in Code Section 409A
(u) “Term” shall have the meaning set forth in Section 2.
2. Employment. The Company shall employ the Executive, for the period set forth in this Section 2, in the position(s) set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on December 31, 2021 unless earlier terminated as provided in Section 5; provided, however, that this Agreement will terminated on December 31, 2019 if the Company’s proposed acquisition of Esterline Technologies Corporation has not closed by such date.
3. Position and Duties. During the Term, the Executive shall serve as Vice Chairman of each of the Company and its subsidiary, TransDigm, Inc. (“TransDigm”), with such responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chief Executive Officer. During the Term, the Executive shall devote all of his working time and efforts to the business and affairs of the Company and TransDigm; provided, that it shall not be considered a violation of the foregoing for the Executive to (i) with the prior consent of the Board (which consent shall not unreasonably be withheld), serve on corporate, industry, civic or charitable boards or committees, and (ii) manage his personal investments, so long as none of such activities significantly interferes with the Executive’s duties hereunder.
4. Compensation and Related Matters.
(a) Annual Base Salary. During the Term, in lieu of a base salary, the Executive shall receive a grant of options each year equal to (i)(A) the applicable Annual Base Salary, minus (B) $10,000 (which will be paid by the Company to the Executive in cash in accordance with the Company’s normal payroll practices), times (ii) 1.375. The options will be granted prior to December 31 of the previous year. The number of options to be granted pursuant to this Section 4(a) will be calculated in accordance with the Company’s Black Scholes Value described below, and will vest as set forth on Exhibit A. If the amounts in clause (B) above are insufficient for the Executive to pay for his elected health, vision and dental benefits, plus associated taxes, the Company and the Executive will adjust the foregoing amounts. The “Black Scholes Value” shall be an amount derived by using the Black Scholes method of valuing an option to purchase a share of Common Stock using the following assumptions: a current market price

Exhibit 10.6

equal to the average of the closing prices of the Common Stock for the 45 trading days ending on the trading day immediately preceding the date of grant, a strike price equal to the closing price of a share of Common Stock on the trading day immediately preceding the grant date, and a risk free rate, volatility and expected life consistent with the Company’s practices. The terms of the stock options will provide that if the Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i), 5(a)(ii), 5(a)(iv) or 5(a)(v) or upon the Executive’s Retirement, vesting will continue with respect to a percentage of such options after such termination of employment as set forth on Exhibit A.
(b) Bonus. The Executive shall be eligible to participate in the Company’s annual cash bonus plan in accordance with terms and provisions which shall be consistent with the Company’s executive bonus policy in effect as of the date hereof. The Executive’s target bonus for each fiscal year during the Term will be 80% of his Annual Base Salary. Notwithstanding the foregoing, in lieu of the cash bonus calculated and paid in accordance with the Company’s executive bonus policy, at the time of determination of the bonus amount each year, the Executive shall receive a grant of options equal to the foregoing amount times 1.375. The number of options to be granted pursuant to this Section 4(b) will be calculated in accordance with the Black Scholes Value described in Section 4(a) and will vest as set forth on Exhibit A. The terms of the stock options will provide that if the Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i), 5(a)(ii), 5(a)(iv) or 5(a)(v) or upon the Executive’s Retirement, vesting will continue with respect to a percentage of such options after such termination of employment as set forth on Exhibit A.
(c)     Election to Receive Cash Compensation. Notwithstanding Section 4(b), the Executive may give notice in writing (the “Cash Election”), not later than five days before the date of the annual Compensation Committee meeting at which bonus and salaries will be discussed, that the Executive wishes to (i) discontinue his receipt of equity compensation under Sections 4(a) and 4(b) for the remainder of the Term of this Agreement, commencing on January 1 of the upcoming calendar year (i.e., commencing with the following calendar year salary and current fiscal year bonus) or (ii) discontinue his receipt of equity compensation under Sections 4(a) and 4(b) for the remainder of the Term of this Agreement, commencing immediately (i.e., commencing with the previous fiscal year bonus). For example, if the Compensation Committee meeting is scheduled on December 1, 2019 to discuss fiscal 2019 bonuses and calendar 2020 salaries, the Executive may make an election not later than November 26, 2019 under clause (i) to receive his fiscal 2019 bonus in equity as set forth in Section 4(b) but discontinue all future equity awards for the remainder of the Term under Sections 4(a) and 4(b) or the Executive may make an election not later than November 26, 2019 under clause (ii) to discontinue all future equity awards, including his fiscal 2019 bonus, for the remainder of the Term. No election made pursuant to this Section 4(c) will impact any long-term incentive compensation payable under Section 4(e).
(d) Non-Qualified Deferred Compensation. During the Term, the Executive shall be eligible to participate in any non-qualified deferred compensation plan or program (if any) offered by the Company to its executives.
(e) Long Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Option Plan or any successor plan thereto.

(f) Benefits. During the Term, the Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board or Compensation Committee, hereafter) in effect which are applicable to the senior officers of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company to amend, modify or terminate such plans).
(g) Expenses. Pursuant to the Company’s customary policies in force at the time of payment, the Executive shall be reimbursed for all expenses properly incurred by the Executive on the Company’s behalf in the performance of the Executive’s duties hereunder.
(h) Vacation. The Executive shall be entitled to an amount of annual vacation days, and to compensation in respect of earned but unused vacation days in accordance with the Company’s vacation policy as in effect as of the Effective Date. The Executive shall also be entitled to paid holidays in accordance with the Company’s practices with respect to same as in effect as of the Effective Date.

Exhibit 10.6

5. Termination.
(a) The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances and in accordance with subsection (b):
(i) Death. The Executive’s employment hereunder shall terminate upon his death.
(ii) Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within such 30 day period the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the 90th day following the date of the Notice of Termination.
(iii) Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause.
(iv) Resignation for Good Reason. The Executive may terminate his employment hereunder for Good Reason.
(v) Termination without Cause. The Company may terminate the Executive’s employment hereunder without Cause.
(vi) Resignation without Good Reason. The Executive may resign his employment hereunder without Good Reason.
(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Board or the Executive to the other indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, except in the case of Termination by reason of Disability or Termination for Cause pursuant to Section 5(a)(ii) or 5(a)(iii), respectively, shall be at least 90 days following the date of such notice (a “Notice of Termination”). In the event of the Executive’s Resignation for Good Reason pursuant to Section 5(a)(iv), the Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 30 days following the receipt of the Notice of Termination and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 30-day period. The Executive shall continue to receive his Annual Base Salary, annual bonus and all other compensation and perquisites referenced in Section 4 through the Date of Termination.
6. Severance Payments.
(a) Termination for any Reason. In the event the Executive’s employment with the Company is terminated for any reason, the Company shall pay the Executive (or his beneficiary in the event of his death) any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive in accordance with the Company’s expense reimbursement policy and an amount equal to compensation for accrued but unused sick days and vacation days. The Company shall permit the Executive to elect to continue health plan coverage in accordance with the requirements of applicable law (e.g., COBRA coverage), at the applicable monthly cost charged for such coverage (the “Monthly COBRA Coverage Continuation Rate”). The Company may require the Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and the Executive’s COBRA coverage may be terminable in accordance with applicable law. The Executive shall also be entitled to accrued, vested benefits under the Company’s benefit plans and programs as provided therein. The Executive shall be entitled to the additional payments and benefits described below only as set forth herein.
(b) Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Sections 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)

Exhibit 10.6

(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, subject to Section 6(c) and (d) and the restrictions contained herein, the Company shall pay to the Executive (or his beneficiary in the event of his death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement the Severance Amount is equal to the sum of:
(i) 1.0 times his Annual Base Salary, and
(ii) 1.0 times the greater of (A) the total of all bonuses paid (or payable) to the Executive in respect of the fiscal year ending immediately prior to the Date of Termination, excluding any bonuses that are extraordinary in nature (e.g., a transaction related bonus) or (B) the target bonuses for the fiscal year in which the Date of Termination falls, determined in accordance with the Company’s bonus program or programs, if any, and
(iii) 18.0 times the difference of (A) the Monthly COBRA Continuation Coverage Rate determined as of the Date of Termination for the Executive’s applicable health plan coverage as in effect on such date, less (B) the monthly cost to Executive that is being charged for such coverage as of the Date of Termination.
The Severance Amount as so determined shall be payable to the Executive (or his beneficiary) in substantially equal installments of the 12 month period following the Date of Termination (the “Payment Period”) in accordance with the Company’s regular payroll practices.
(c) Benefits Provided Upon Termination of Employment. If the Executive’s termination or resignation does not constitute a “separation from service,” as such term is defined under Code Section 409A, the Executive shall nevertheless be entitled to receive all of the payments and benefits that the Executive is entitled to receive under this Agreement on account of his termination of employment. However, the payments and benefits that the Executive is entitled to under this Agreement shall not be provided to the Executive until such time as the Executive has incurred a “separation from services” within the meaning of Code Section 409A.
(d) Payments on Account of Termination to a Specified Employee. Notwithstanding the foregoing provisions of Sections 6(a) or 6(b), in the event that the Executive is determined to be a Specified Employee at the time of his termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that a payment, reimbursement or benefit under Section 6(b) is considered to provide for a “deferral of compensation” (as determined under Code Section 409A), then such payment, reimbursement or benefit shall not be paid or provided until six months after the Executive’s separation from service, or his death, whichever occurs first. Any payments, reimbursements or benefits that are withheld under this provision for the first six months shall be payable in a lump sum on the 181st day after such termination of employment (or, if later, separation from service). The restrictions in this Section 6(d) shall be interpreted and applied solely to the minimum extent necessary to comply with the requirements of Code Section 409A(a)(2)(B). Accordingly, payments, benefits or reimbursements under Section 6(b) or any other part of this Agreement may nevertheless be provided to Executive with the six-month period following the date of Executive’s termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that it would nevertheless be permissible to do so under Code Section 409A because those payments, reimbursement or benefits are (i) described in Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e., payments within the limitations therein that are being made on account of an involuntary termination or termination for good reason, within the meaning of the Treasury Regulations), or (ii) described in Treasury Regulation Section 1.409A-1(b)(4) (i.e., payments which are treated as short-term deferrals within the meaning of the Treasury Regulations, or (iii) benefits described in Treasury Regulations Section 1.409A-1(v)(9)(v) (e.g., health care benefits).
7. Competition; Nonsolicitation.
(a) During the Term and, following any termination of Executive’s employment, for a period equal to (i) the Payment Period, in the case of a termination of employment for which payments are made pursuant to Section 6(b) hereof, or (ii) twenty-four (24) months from the date of such termination in the event of a voluntary termination of employment by the Executive without Good Reason, or a termination by the Company for Cause, the Executive shall not, without the prior written consent of the Board, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee,

Exhibit 10.6

agent, representative, partner, security holder, consultant or otherwise) that engages in any business (other than a business that constitutes less than 5% of the relevant entity’s net revenue and a proportionate share of its operating income) which competes with any business of the Company or any entity owned by it anywhere in the world; provided, however, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired does not represent more than one percent of the outstanding shares of such corporation.
(b) During the Term and for a period of two years following any termination of the Executive’s employment, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, whether as an owner, employee, service provider or otherwise, solicit or induce any person who is or was employed by, or providing consulting services to, the Company or any of its subsidiaries during the twelve-month period prior to the date of such termination, to terminate their employment or consulting relationship with the Company or any such subsidiary.
(c) In the event the agreement in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
8. Nondisclosure of Proprietary Information.
(a) Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this Section 8, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).
(b) Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets.
(c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.
9. Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

Exhibit 10.6

10. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.
11. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
12. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.
13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
14. Notices. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:
(a) If to the Company, to:
TransDigm Group Incorporated
The Tower at Erieview
1301 E. 9th Street, Suite 3000
Cleveland, Ohio 44114
Attention: W. Nicholas Howley, Executive Chairman
(b) If to the Executive, to him at the address set forth below under his signature;
or at any other address as any party shall have specified by notice in writing to the other party in accordance with this Section 14.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
16. Entire Agreement; Prior Employment Agreement. The terms of this Agreement, together with the Equity Compensation Agreements are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement, including the Prior Employment Agreement. The parties further intend that this Agreement, and the aforementioned contemporaneous documents, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. From and after the date hereof, this Agreement shall supersede the Prior Employment Agreement, except for any rights or obligations which survive pursuant to Section 10 thereof.
17. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Executive Chairman. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
18. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

Exhibit 10.6

19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Cleveland, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond; and provided further, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Each of the parties hereto shall bear its share of the fees and expenses of any arbitration hereunder.
20. Indemnification and Insurance; Legal Expenses. During the Term and so long as the Executive has not breached any of his obligations set forth in Sections 7 and 8, the Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Term for the benefit of the Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing customary benefits to the Executive.
(SIGNATURE PAGE FOLLOWS)

Exhibit 10.6

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By:
Name:	W. Nicholas Howley
Title:	Executive Chairman

EXECUTIVE

Robert Henderson

Exhibit 10.6

EXHIBIT A
Options granted pursuant to Section 4(a) and 4(b) will vest as follows:
40% immediately, 40% at the end of the fiscal year of grant and 20% at the end of the first fiscal year following the fiscal year of grant (e.g., options granted in fiscal 2019 will vest 40% on date of grant, 40% on September 30, 2019 and 20% on September 30, 2020). The vesting provisions (other than the vesting schedule which is covered herein) for the options to granted under Sections 4(a) and 4(b), including the performance vesting criteria and calculation methodology, shall be the same as the vesting criteria used for options granted to other management of the Company in the fiscal year.
The terms of the stock options will provide that if the Executive incurs a termination of employment under any of the circumstances described in Section 5(a)(i), 5(a)(ii), 5(a)(iv) or 5(a)(v) or upon the Executive’s Retirement (each a “covered departure”), vesting will continue with respect to a percentage of such options after such termination of employment as set forth in the following table:

Covered departure on or after the first fiscal year end after the date of grant but prior to the second fiscal year end after the date of grant	40%
Covered departure on or after the second fiscal year end after the date of grant but prior to the third fiscal year after the date of grant	80%
Covered departure on or after the third fiscal year end after the date of grant but prior to the fourth fiscal year end after the date of grant	100%